EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan 630-663-8283

Aftermarket Technology Corp. Announces $50 Million Stock

Repurchase Plan under Rule 10b5-1

DOWNERS GROVE, Illinois, Thursday, February 28, 2008 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today announced that it has been authorized by its Board of Directors to repurchase up to $50 million of its common stock beginning March 4, 2008 and continuing through December 31, 2008, subject to conditions of the repurchase plan.

The Company will utilize a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission, which will enable the Company to repurchase its common stock in the open market during periods in which stock trading is otherwise closed for the Company.  Purchases will take place from time to time in open market transactions depending on market conditions, share price and availability, and will comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934.  The Company’s repurchase of the full $50 million of its stock is subject to the conditions specified in the 10b5-1 plan.

There is no guarantee as to the exact number of shares that will be repurchased under the stock repurchase program, and the Company may discontinue purchases at any time.

In commenting on the repurchase plan, Don Johnson, Chairman, President and CEO said, “We believe that the growth prospects for ATC remain substantial, and we will continue to invest in our new business opportunities for that growth.  The repurchase of our stock represents another attractive investment opportunity we have before us at this time.  We are pleased that our sound balance sheet and our history of strong free cash flow generation enable us to efficiently return capital to our stockholders as we simultaneously continue our investment in long-term growth initiatives.  This is part of our committed strategy to enhance stockholder value.”

“Additionally, in response to numerous questions we have received recently about the ideal corporate structure for ATC, our Board of Directors remains willing to review the full range of credible alternatives open to us, but given the current market, business environment, credit conditions and valuations, we are maintaining the Company’s existing two-segment structure at this time.”

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other filings made by the Company with the Securities and Exchange Commission.